Exhibit 99.1
News Release

Contacts:	Media:	Investor Relations:
	David Bruce	Bob Brunn
	(305) 500-4999	(305) 500-4053
RYDER REPORTS SECOND QUARTER 2006 RESULTS
- Second Quarter EPS of $1.13, Includes an $0.11 Tax Benefit -
- Comparable EPS of $1.02 Increases 19% -
- Revenue Up 15%; Operating Revenue Grows 6% -
- Full Year EPS Forecast Range Raised to $4.00 to $4.10 -
     MIAMI, July 27, 2006 – Ryder System, Inc. (NYSE:R), a global leader in transportation and supply chain management solutions, today reported net earnings for the three-month period ended June 30, 2006, were $70.3 million, compared with $63.3 million in the year-earlier period. Net earnings in the current period included an income tax benefit of $6.8 million related to changes in Texas and Canadian income tax laws. Net earnings in the year-earlier period included an income tax benefit of $7.6 million related to a change in Ohio income tax law. Excluding the tax benefit in both years, second quarter 2006 net earnings were up 14% to $63.5 million. All business segments reported improved results, reflecting better operating performance and continuing leverage from revenue growth.
     Earnings per diluted share (EPS) were $1.13 for the second quarter of 2006, compared with $0.98 in the year-earlier period. EPS in the current period included an $0.11 income tax benefit related to changes in Texas and Canadian income tax laws. EPS in the year-earlier period included a $0.12 income tax benefit related to a change in Ohio income tax law. Excluding the tax benefits in both years, EPS for the second quarter were up 19% to $1.02, which compares with the Company’s previous EPS forecast range of $0.95 to $1.00. EPS improvement also reflects the impact of a stock repurchase program completed in February of 2006.
     Revenue for the second quarter of 2006 was $1.60 billion, up 15% from $1.39 billion in the same period last year, with all business segments reporting revenue growth. Operating revenue (revenue excluding fuel and subcontracted transportation) was $1.11 billion, up 6% compared with $1.05 billion in the year-earlier period. Fleet Management Solutions (FMS) business segment revenue grew 8% driven by higher fuel services revenue and full service lease contract growth. FMS operating revenue increased 2% due to full service lease contract growth of 3%. Supply Chain Solutions (SCS) business segment revenue grew 34% in the second quarter, driven by increased volume of managed subcontracted transportation. SCS operating revenue increased 17% due to higher volumes and new and expanded business in all industry groups. Dedicated Contract Carriage (DCC) business segment revenue and operating revenue both increased 7% due to new and expanded business and pricing increases associated with higher fuel costs.
     “We delivered a 14% increase in comparable earnings from 6% higher operating revenue, reflecting strong earnings on accelerated contractual revenue growth,” said Ryder Chairman and Chief Executive Officer Greg Swienton. “This marks another successful growth quarter including higher operating revenue and increased earnings in every business segment.”
Year-to-Date Operating Results
     Revenue for the six months ended June 30, 2006 was $3.09 billion, up 14% from $2.71 billion in the same period of 2005. Operating revenue (revenue excluding fuel and subcontracted transportation) for the first half of 2006 was $2.17 billion, up 5% from $2.06 billion in the first half of 2005. Ryder’s net earnings in the first half of 2006 were $117.9 million, compared with $104.8 million in the year-earlier period. EPS were $1.91 for the first six months of 2006 compared with $1.61 for the same period of 2005. Excluding the previously discussed income tax benefits in both years, year-to-date 2006 net earnings were up 14% to $111.1 million, and EPS were up 20% to $1.80, compared with the year-earlier period. EPS for the first half of 2006 included a one-time recovery of $0.02 associated with the recognition of common stock received from mutual insurance companies in a prior year. EPS for the first half of 2005 included a one-time recovery of $0.02 associated with the reimbursement of project costs incurred in prior years.
Second Quarter Business Segment Operating Results
     Ryder’s primary measurement of business segment financial performance, Net Before Tax (NBT), allocates Central Support Services to each business segment.
Fleet Management Solutions
     Ryder’s Fleet Management Solutions (FMS) business segment combines several capabilities into a comprehensive package that provides one-stop outsourcing of the acquisition,

maintenance, management, and disposal of vehicles. Ryder’s commercial rental service offers customers a method to expand their fleets in order to address specific or short-term capacity needs.
     In the FMS business segment, revenue in the second quarter of 2006 was $1,049.5 million, up 8% compared with $969.6 million in the year-earlier period. Fuel services revenue for the second quarter of 2006 increased 28% compared with the same period in 2005 due primarily to higher fuel pricing as a result of market cost increases. Operating revenue (revenue excluding fuel) in the second quarter of 2006 was $730.1 million, up 2% compared with $719.3 million in the year-earlier period. Full service lease revenue for the quarter was up 3% from the same period last year due primarily to growth in the U.S. business. Commercial rental revenue decreased 2% from the year-earlier period, reflecting a 5% smaller average fleet, partially offset by higher pricing. Contract maintenance and contract-related maintenance revenue decreased 1% in the second quarter of 2006 compared with the same period last year due primarily to the non-renewal of customer contracts in the U.K.
     The FMS business segment’s NBT increased to $94.9 million in the second quarter of 2006, up 7% compared with $88.9 million in the same period of 2005. This improvement was related primarily to better North American lease performance and improved used vehicle sales results (higher gains and lower carrying costs), as well as lower maintenance and depreciation costs. Those results were offset partially by higher interest expense due primarily to planned higher debt levels to support investment in the contractual full service lease business. To a lesser extent, the FMS business segment’s NBT was impacted by higher compensation-related expenses in North America and lower margins in the Company’s U.K. operations. Business segment NBT as a percentage of operating revenue was 13.0% in the second quarter of 2006, up 60 basis points compared with 12.4% in the same quarter a year ago.
Supply Chain Solutions
     Ryder’s Supply Chain Solutions (SCS) business segment enables customers to improve shareholder value and their customers’ satisfaction by enhancing supply chain performance and reducing costs. The solutions involve management of the logistics pipeline as a synchronized, integrated process – from raw material supply to finished goods distribution. By improving business processes and employing new technologies, the flow of goods and cash is made faster and consumes less capital.

     In the SCS business segment, second quarter 2006 revenue totaled $502.1 million, up 34% from $374.9 million in the comparable period in 2005. Revenue grew primarily due to increased volume of managed subcontracted transportation, as well as higher volumes and new and expanded business in all industry groups. Second quarter 2006 operating revenue (revenue excluding subcontracted transportation) was $291.3 million, up 17% compared with $249.2 million in the year-earlier period.
     The SCS business segment’s NBT was $18.1 million in the second quarter of 2006, up 117% from $8.3 million in the same quarter of 2005. Second quarter 2006 NBT for the business segment as a percentage of operating revenue was 6.2%, compared with 3.3% in the same quarter of 2005. The earnings increase was due to higher volumes and new and expanded business in all U.S. industry groups and better margins in the Company’s Brazil operations. Business segment earnings in 2006 also included a $2.5 million benefit related to a contract termination. Excluding this item, business segment NBT as a percentage of operating revenue would have been 5.3% in the second quarter of 2006.
Dedicated Contract Carriage
     Ryder’s Dedicated Contract Carriage (DCC) business segment provides customers with vehicles, drivers, management, and administrative support, with the assets committed to a specific customer for a contractual term. DCC supports customers with both basic and sophisticated logistics and transportation needs including routing and scheduling, specialized driver services, and logistical engineering support.
     In the DCC business segment, second quarter 2006 revenue totaled $143.5 million, up 7% compared with $133.8 million in the second quarter of 2005. Operating revenue (revenue excluding subcontracted transportation) in the second quarter of 2006 was $139.1 million, up 7% from $129.8 million in the year-earlier period. Revenue increased because of pricing increases associated with higher fuel costs, as well as expanded and new business.
     The DCC business segment’s NBT in the second quarter of 2006 was $11.2 million, up 16% compared with $9.7 million in the second quarter of 2005. Business segment NBT was positively impacted by new and expanded business. Business segment NBT as a percentage of operating revenue was 8.0% in the second quarter of 2006, up 60 basis points from 7.4% in the year-earlier period.

Corporate Financial Information
Central Support Services
     Central Support Services (CSS) are overhead costs incurred to support all business segments and product lines. Substantially all CSS costs are allocated to the various business segments. In the second quarter of 2006, CSS costs were $49.2 million, compared with $49.1 million in the year-earlier period. The second quarter 2006 costs included a charge of $1.3 million related to the settlement of litigation associated with a discontinued operation. CSS costs in the quarter also included higher share-based compensation from the expensing of stock options and incentive compensation. These cost increases were offset by lower information technology spending principally from ongoing cost containment initiatives.
Capital Expenditures
     In Ryder’s business, capital expenditures are generally used to purchase revenue-earning equipment (trucks, tractors, and trailers) primarily to support the full service lease product line and secondarily to support the commercial rental product line within Ryder’s Fleet Management Solutions business segment. The level of capital required to support the full service lease product line varies directly with customer contract signings for replacement vehicles and growth. These contracts are long-term agreements that result in predictable revenues and cash flows to Ryder typically over a three- to ten-year term. The commercial rental product line utilizes capital for the purchase of vehicles to replenish and expand the Company’s fleet available for shorter-term use by contractual or occasional customers.
     Capital expenditures were $814.5 million for the first half of 2006, compared with $820.9 million in the same period of 2005. Net capital expenditures (including proceeds from the sale of assets) were $634.8 million for the first half of 2006, down from $650.3 million in the same period of 2005. The slight decrease in capital expenditures reflects lower planned spending for commercial rental vehicles, which was partially offset by increased lease vehicle spending for replacement and expansion of customer fleets.

     The Company anticipates full-year 2006 capital expenditures to be approximately $1.8 billion, up from $1.4 billion in 2005, in order to support the planned replacement and expansion of vehicles assigned to long-term lease customers. This represents an increase of approximately $200 million over our previous forecast, due primarily to higher than expected new sales activity within the full service lease product line. Capital expenditures net of used vehicle sales proceeds for the full-year 2006 are expected to be approximately $1.4 billion, up from $1.1 billion in 2005.
Cash Flow and Leverage
     Operating cash flow as of June 30, 2006 was $298.3 million, up 81% from $164.8 million in the same period of 2005. Free cash flow as of June 30, 2006 was negative $266.9 million and improved on a comparative basis from negative $425.3 million for the year-earlier period. The improvement was due primarily to lower income tax payments, as the year-earlier period included a $176 million payment related to the 1998 to 2000 tax years, offset partially by increased pension contributions and working capital growth.
     Balance sheet debt as of June 30, 2006 increased by $303.7 million compared with year-end 2005, due primarily to increased capital spending required to support contractual revenue growth. The leverage ratio for balance sheet debt as of June 30, 2006 was 151%, compared with 143% at year-end 2005. Total obligations to equity as of June 30, 2006 were 156%, up from 151% at year-end 2005. The Company’s long-term target range for total obligations to equity is 250% to 300%, which largely reflects the liquidity of the Company’s vehicle portfolio and the substantial revenue component that is supported by long-term customer contracts related to those assets.

Outlook
     Commenting on Ryder’s outlook, Mr. Swienton said, “We’re seeing continued, profitable revenue growth across all three of our business segments. Our teams in Supply Chain Solutions, Dedicated Contract Carriage and Fleet Management Solutions are retaining, expanding and attracting new business with quality customers. We are particularly pleased with the strong contractual sales in full service lease, our largest product line.”
     He continued, “We are raising our full-year 2006 forecast to a range of $4.00 to $4.10 per share, including the previously disclosed $0.11 tax benefit realized in the second quarter. We are also establishing a third quarter 2006 EPS forecast to be in the range of $1.05 to $1.10.”
About Ryder
     Ryder provides leading-edge transportation, logistics and supply chain management solutions worldwide. Ryder’s product offerings range from full service leasing, commercial rental and programmed maintenance of vehicles to integrated services such as dedicated contract carriage and carrier management. Additionally, Ryder offers comprehensive supply chain solutions, consulting, lead logistics management services and e-Business solutions that support customers’ entire supply chains, from inbound raw materials and parts through distribution and delivery of finished goods. Ryder serves customer needs throughout North America, Latin America, Europe and Asia.
     The National Safety Council selected Ryder as the first transportation company to receive the Green Cross for Safety Medal – its highest honor – for exemplary commitment to workplace safety and corporate citizenship. For the eighth consecutive year, Ryder has been named a top five third-party logistics provider by Inbound Logistics.
     Ryder’s stock is a component of the Dow Jones Transportation Average and the Standard & Poor’s 500 Index. Ryder ranks 375th on the Fortune 500 and 1,433rd on the Forbes Global 2000.
     For more information on Ryder System, Inc., visit www.ryder.com.
# # #
Note Regarding Forward-Looking Statements: Certain statements and information included in this presentation are “forward-looking statements” under the Federal Private Securities Litigation Reform Act of 1995. Accordingly, these forward-looking statements should be evaluated with consideration given to the many risks and uncertainties inherent in our business that could cause actual results and events to differ materially from those in the forward-

looking statements. Important factors that could cause such differences include, among others, our ability to obtain adequate profit margins for our services, our inability to maintain current pricing levels due to customer acceptance or competition, customer retention levels, unexpected volume declines, loss of key customers in the Supply Chain Solutions (SCS) business segment, our failure to successfully implement new sales growth initiatives in our FMS business segment, unexpected reserves or write-offs due to the deterioration of the credit worthiness or bankruptcy of certain customers in our SCS business segment, changes in financial, tax or regulatory requirements or changes in customers’ business environments that will limit their ability to commit to long-term vehicle leases, changes in market conditions affecting the commercial rental market or the sale of used vehicles, the effect of severe weather events, labor strikes or work stoppages affecting our or our customers’ business operations, adequacy of accounting estimates and accruals particularly with respect to pension, taxes and revenue, changes in general economic conditions, sudden changes in fuel prices, availability of qualified drivers, our ability to manage our cost structure, changes in government regulations including regulations regarding vehicle emissions and the risks described in our filings with the Securities and Exchange Commission. The risks included here are not exhaustive. New risks emerge from time to time and it is not possible for management to predict all such risk factors or to assess the impact of such risks on our business. Accordingly, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
Note Regarding Non-GAAP Financial Measures: This news release and the attached financial schedules include certain non-GAAP financial measures as defined under SEC rules. We have denoted each non-GAAP financial measure in the attached financial schedules and have provided a reconciliation of each such measure to the most comparable GAAP measure. Additional information regarding non-GAAP financial measures can be found in our investor presentation for the quarter and in our reports filed with the SEC, which are available in the investors area of our website at www.ryder.com.
Conference Call and Webcast Information:
Ryder’s earnings conference call and webcast is scheduled for Thursday, July 27, 2006, from 11:00 a.m. to 12:00 noon Eastern Time. Speakers will be Chairman and Chief Executive Officer Greg Swienton and Executive Vice President and Chief Financial Officer Mark Jamieson.
Þ	To join the conference call live: Begin 10 minutes prior to the conference by dialing the audio phone number 1-888-398-5319 (outside U.S. dial 1-773-681-5795) using the Passcode: RYDER and Conference Leader: Bob Brunn. Then, access the presentation via the Net Conference website at www.mymeetings.com/nc/join/ using the Conference Number: RH8944576 and Passcode: RYDER.

Þ	To access audio replays of the conference and view a presentation of Ryder’s earnings results: Dial 1-888-568-0145 (outside U.S. dial 1-402-530-7809) and use the Passcode: 7727, then view the presentation by visiting the Investors area of Ryder’s website at www.ryder.com. A podcast of the call will also be available online within 24 hours after the end of the call.

RYDER SYSTEM, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS — UNAUDITED
Periods ended June 30, 2006 and 2005
(In millions, except per share amounts)

	Three Months		Six Months
	2006	2005	2006	2005
Revenue	$1,595.7	1,389.8	$3,092.0	2,705.4

Operating expense	704.4	634.9	1,365.6	1,245.3
Salaries and employee-related costs	344.0	306.4	681.5	613.9
Subcontracted transportation	215.3	129.8	417.5	241.6
Depreciation expense	183.4	186.8	361.6	368.2
Gains on vehicle sales, net	(15.0)	(13.1)	(27.8)	(25.8)
Equipment rental	24.4	24.7	49.3	52.1
Interest expense	35.0	30.9	66.5	57.8
Miscellaneous income, net	(0.4)	(1.0)	(5.8)	(5.3)
Restructuring and other recoveries, net	—	(0.1)	(0.2)	(0.2)

	1,491.1	1,299.3	2,908.2	2,547.6

Earnings before income taxes	104.6	90.5	183.8	157.8
Provision for income taxes	(34.3)	(27.2)	(65.9)	(53.0)

Net earnings	$70.3	63.3	$117.9	104.8

Earnings per common share — Diluted:
Net earnings	$1.13	0.98	$1.91	1.61

Weighted-average shares outstanding — Diluted	62.0	64.7	61.7	64.9

Note: Certain prior period amounts have been reclassified to conform to current year presentation.

RYDER SYSTEM, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
PRELIMINARY AND SUBJECT TO RECLASSIFICATION
(Dollars in millions)

	(unaudited)
	June 30,	December 31,
	2006	2005
Assets:

Cash and cash equivalents	$82.6	128.7
Other current assets	1,147.8	1,035.1
Revenue earning equipment, net	4,124.7	3,794.4
Operating property and equipment, net	486.8	486.8
Other assets	579.7	588.3

	$6,421.6	6,033.3

Liabilities and shareholders’ equity:

Short-term debt / current portion of long-term debt	$358.2	269.4
Other current liabilities	883.1	984.0
Long-term debt	2,130.9	1,916.0
Other non-current liabilities (including deferred income taxes)	1,401.2	1,336.4
Shareholders’ equity	1,648.2	1,527.5

	$6,421.6	6,033.3

SELECTED KEY RATIOS

	June 30,	December 31,
	2006	2005
Debt to equity	151%	143%
Total obligations to equity (a) *	156%	151%

	Twelve months ended June 30,
	2006	2005
Return on average shareholders’ equity (b)	15.3%	14.9%
Return on average assets (b)	3.9%	3.9%
Return on capital*	8.0%	7.7%

(a)	Total obligations represent debt plus off-balance sheet equipment obligations.

(b)	Includes discontinued operations and the effect of accounting changes.

*	Non-GAAP financial measure; see reconciliation to closest GAAP financial measure included within this release.
Note: Certain prior period amounts have been reclassified to conform to current year presentation.

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT REVENUE AND EARNINGS — UNAUDITED
Periods ended June 30, 2006 and 2005 (Dollars in millions)

	Three Months			Six Months
	2006	2005	B(W)	2006	2005	B(W)
Revenue:
Fleet Management Solutions:
Full service lease	$460.1	445.4	3.3%	$911.5	887.2	2.7%
Contract maintenance	34.0	34.5	(1.3%)	66.8	67.9	(1.7%)
Contract-related maintenance	47.8	47.9	(0.2%)	95.1	95.9	(0.9%)
Commercial rental	170.8	174.9	(2.3%)	320.8	327.6	(2.1%)
Other	17.4	16.6	4.6%	35.4	34.1	3.9%
Fuel	319.4	250.3	27.6%	601.0	481.5	24.8%

Total Fleet Management Solutions	1,049.5	969.6	8.2%	2,030.6	1,894.2	7.2%
Supply Chain Solutions	502.1	374.9	33.9%	971.6	721.7	34.6%
Dedicated Contract Carriage	143.5	133.8	7.2%	282.2	261.8	7.8%
Eliminations	(99.4)	(88.5)	(12.2%)	(192.4)	(172.3)	(11.6%)

Total revenue	$1,595.7	1,389.8	14.8%	$3,092.0	2,705.4	14.3%

Operating Revenue: *
Fleet Management Solutions	$730.1	719.3	1.5%	$1,429.6	1,412.7	1.2%
Suppy Chain Solutions	291.3	249.2	16.9%	563.6	487.3	15.7%
Dedicated Contract Carriage	139.1	129.8	7.1%	272.6	254.6	7.1%
Eliminations	(49.4)	(49.5)	0.4%	(97.2)	(98.2)	0.9%

Total	1,111.1	1,048.8	5.9%	2,168.6	2,056.4	5.5%
Fuel services and subcontracted transportation revenue	484.6	341.0	42.1%	923.4	649.0	42.3%

Total Revenue	$1,595.7	1,389.8	14.8%	$3,092.0	2,705.4	14.3%

Business segment earnings:
Earnings before income taxes:
Fleet Management Solutions	$94.9	88.9	6.8%	$169.8	159.8	6.3%
Supply Chain Solutions	18.1	8.3	116.9%	28.7	14.8	93.6%
Dedicated Contract Carriage	11.2	9.7	15.7%	19.6	15.5	26.3%
Eliminations	(8.3)	(7.5)	(10.5%)	(16.0)	(15.0)	(6.9%)

	115.9	99.4	16.6%	202.1	175.1	15.4%
Unallocated Central Support Services	(11.3)	(9.0)	(26.0%)	(18.5)	(17.5)	(5.5%)

Earnings before restructuring and other recoveries, net and income taxes	104.6	90.4	15.7%	183.6	157.6	16.5%
Restructuring and other recoveries, net	—	0.1	N/A	0.2	0.2	NM

Earnings before income taxes	104.6	90.5	15.5%	183.8	157.8	16.5%
Provision for income taxes	(34.3)	(27.2)	(25.9%)	(65.9)	(53.0)	(24.4%)

Net earnings	$70.3	63.3	11.0%	$117.9	104.8	12.5%

*	Non-GAAP financial measure
Note: Certain prior period amounts have been reclassified to conform to current year presentation.
Amounts may not recalculate due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT INFORMATION — UNAUDITED
Periods ended June 30, 2006 and 2005
(Dollars in millions)

	Three Months			Six Months
	2006	2005	B(W)	2006	2005	B(W)
Fleet Management Solutions

Total revenue	$1,049.5	969.6	8.2%	$2,030.6	1,894.2	7.2%
Fuel revenue	(319.4)	(250.3)	27.6%	(601.0)	(481.5)	24.8%

Operating revenue *	$730.1	719.3	1.5%	$1,429.6	1,412.7	1.2%

Segment earnings before income taxes	$94.9	88.9	6.8%	$169.8	159.8	6.3%

Earnings before income taxes as % of total revenue	9.0%	9.2%		8.4%	8.4%

Earnings before income taxes as % of operating revenue *	13.0%	12.4%		11.9%	11.3%

Supply Chain Solutions

Total revenue	$502.1	374.9	33.9%	$971.6	721.7	34.6%
Subcontracted transportation	(210.8)	(125.7)	67.7%	(408.0)	(234.4)	74.0%

Operating revenue *	$291.3	249.2	16.9%	$563.6	487.3	15.7%

Segment earnings before income taxes	$18.1	8.3	116.9%	$28.7	14.8	93.6%

Earnings before income taxes as % of total revenue	3.6%	2.2%		3.0%	2.1%

Earnings before income taxes as % of operating revenue *	6.2%	3.3%		5.1%	3.0%

Memo: Fuel costs	$27.8	22.4	(24.1%)	$52.7	42.7	(23.4%)

Dedicated Contract Carriage

Total revenue	$143.5	133.8	7.2%	$282.2	261.8	7.8%
Subcontracted transportation	(4.4)	(4.0)	10.1%	(9.6)	(7.2)	32.3%

Operating revenue *	$139.1	129.8	7.1%	$272.6	254.6	7.1%

Segment earnings before income taxes	$11.2	9.7	15.7%	$19.6	15.5	26.3%

Earnings before income taxes as % of total revenue	7.8%	7.2%		7.0%	5.9%

Earnings before income taxes as % of operating revenue *	8.0%	7.4%		7.2%	6.1%

Memo: Fuel costs	$27.5	22.2	(23.9%)	$52.5	42.8	(22.7%)

*	Non-GAAP financial measure
Note: Certain prior period amounts have been reclassified to conform to current year presentation.
Amounts may not recalculate due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURE RECONCILIATIONS — PRELIMINARY AND UNAUDITED
(In millions, except per share amounts)
FREE CASH FLOW RECONCILIATION

	Six months ended June 30
	2006	2005
Net cash provided by operating activities	$298.3	164.8

Capital expenditures	(776.1)	(779.4)
Acquisitions	(4.1)	(14.7)
Proceeds from sales (Primarily revenue earning equipment)	179.6	170.6
Collections of direct finance leases	33.8	33.4
Other investing, net	1.6	—

	$(266.9)	(425.3)

DEBT TO EQUITY RECONCILIATION

	June 30,		December 31,
	2006	% to Equity	2005	% to Equity
On-balance sheet debt	$2,489.1	151%	$2,185.4	143%
Off-balance sheet debt — PV of minimum lease payments and guaranteed residual values under operating leases for vehicles (a)	88.8		117.0

Total obligations *	$2,577.9	156%	$2,302.4	151%

RETURN ON CAPITAL RECONCILIATION
Reconciliation of Return On Capital (ROC) to the GAAP measure net earnings is as follows:

	Twelve months ended June 30
	2006	2005
Net earnings (12-month rolling period)	$240.0	221.7
- Discontinued operations	(1.7)	—
+ Cumulative effect of changes in accounting principles	2.4	—
+ Income taxes	142.4	109.3

Adjusted earnings before income taxes	383.1	331.0
- Restructuring — gain on sale of headquarters	—	(1.2)
+ Adjusted interest expense (b)	135.6	114.5
- Adjusted income taxes (c)	(202.2)	(169.3)

= Adjusted net earnings for ROC (numerator)	$316.5	275.0

Average total debt	$2,264.7	1,930.1
+ Average off-balance sheet debt	124.2	164.6
+ Average adjusted total shareholders’ equity (d)	1,562.2	1,487.4

= Adjusted average total capital (denominator)	$3,951.1	3,582.1

Adjusted ROC *	8.0%	7.7%

EPS RECONCILIATION

	Three months	Six months ended
	ended June 30	June 30
	2006	2006
Earnings per share	$1.13	$1.91
Less: Tax change	0.11	0.11

Earnings per share excluding tax change *	$1.02	$1.80

Notes:
(a)	Discounted at the incremental borrowing rate at lease inception.

(b)	Interest expense includes implied interest on off-balance sheet vehicle obligations.

(c)	Income taxes was calculated using the effective income tax rate for the period exclusive of Canada and Texas tax benefits recognized June 2006 and the Ohio tax benefit recognized June 2005.

(d)	Represents shareholders’ equity adjusted for discontinued operations, accounting changes and tax benefits in those periods.

*	Non-GAAP financial measure

Earnings per share amounts are calculated independently for each component and may not be additive due to rounding. Certain prior period amounts have been reclassified to conform to current year presentation.